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                                                                      EXHIBIT 11

                      CYBEX COMPUTER PRODUCTS CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                                        DECEMBER 31,                     DECEMBER 31,
                                                    1995              1996           1995           1996
                                                    ----              ----           ----           ----
Weighted average common shares outstanding.....   5,563,160         5,491,523     4,566,225      5,500,081

Net weighted average common stock options
  outstanding under the treasury stock method..     256,779           110,603       355,454        111,888
                                                 ----------        ----------    ----------     ----------

Weighted average common and common
  equivalent shares outstanding................   5,819,939         5,602,126     4,921,679      5,611,969
                                                 ==========        ==========    ==========     ==========

Net income.....................................  $1,334,183        $1,533,251    $3,357,972     $4,236,599
                                                 ==========        ==========    ==========     ==========

Net income per common and common
  equivalent share.............................  $      .23        $      .27    $      .68     $      .75
                                                 ==========        ==========    ==========     ==========